Exhibit 4.51
SECOND PREFERRED MORTGAGE
by
ADVENTURE TWO S.A.
as mortgagor
in favour of
HOLLANDSCHE BANK-UNIE N.V.
as mortgagee

DATED the            day of March 2008

- relating to -
m.v. “FREE DESTINY”
NAUTADUTILH N.V.
ROTTERDAM

THIS SECOND PREFERRED MORTGAGE is made the ___day of March 2008
BY:
ADVENTURE TWO S.A., a company incorporated and existing under the laws of the Marshall Islands, having its registered office at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Mortgagor”)
IN FAVOUR OF:
HOLLANDSCHE BANK-UNIE N.V., a company incorporated and existing under the laws of the Netherlands, having its registered office at Coolsingel 104, 3011 AG Rotterdam, the Netherlands (the “Mortgagee”);
WHEREAS:
(1)	the Mortgagor is the sole, absolute, legal and beneficial owner of the vessel described and defined in clause 1.1;

(2)	by, and subject to and upon the terms and conditions of (i) a credit agreement signed by the Mortgagee on the 23rd day of September 2005 and signed by the Mortgagor on the 26th day of September 2005 and in which Adventure Three S.A. assumed joint and several liability towards the Mortgagee for all sums which Mortgagor will owe to the Mortgagee under the credit agreement from time to time, (ii) a short-term loan agreement dated the 26th day of September 2005 and made between the Mortgagor and the Mortgagee, (iii) a credit agreement signed by the Mortgagee and the Borrowers (as hereinafter defined) on the 21st day of January 2008 and (iv) a short term loan agreement dated the 21st day of January 2008 (together as the same may be amended, supplemented or varied from time to time together with the therein referred to HBU General Banking Conditions of 1995 and HBU General Credit Provisions of July 2006 the “Financial Agreement”, a copy of which is annexed hereto as Exhibit A, B, C and D) the Mortgagee agreed to make available to the Borrowers (as hereinafter defined) as joint and several obligors:
(i)	an overdraft facility in the amount of USD 3,100,000 (three million one hundred thousand United States Dollars) (“Overdraft I”);

(ii)	and overdraft facility in the amount of USD 1,500,000 (one million five hundred thousand United States Dollars (“Overdraft II”);

(iii)	an overdraft facility in the amount of USD 3,000,000 (three million United States Dollars) (“Overdraft III”); and

(iv)	an eight year roll-over loan facility in the amount of USD 27,000,000 (twenty-seven million United States Dollars) (“the Roll-Over Loan”)

(Overdraft I, Overdraft II, Overdraft III and the Roll-Over Loan together hereinafter referred to as the “Facility”);

(3)	it is a condition of the Financial Agreement that the Mortgagor shall execute in favour of the Mortgagee a second preferred mortgage over the Vessel (as hereinafter defined) for securing the Outstanding Indebtedness (as hereinafter defined) in the form herein set out;

(4)	the Mortgagor in order to secure the repayment of the Facility and the payment of interest thereon and all other sums of moneys from time to time owing to the Mortgagee under the Financial Agreement and the performance and observance of and compliance with by the Mortgagor of all the covenants, terms and conditions contained in the Financial Agreement and this Mortgage, has duly authorized the execution and delivery of this Second Preferred Mortgage under and pursuant to Chapter 3 of the Maritime Act, 1990 of the Republic of the Marshall Islands (as amended) which is executed by the Mortgagor in consideration of the Mortgagee making available the Facility.
NOW THIS MORTGAGE PROVIDES as follows:
1.	Interpretation

1.1	In this Mortgage unless the context otherwise requires:

“Borrowers” means the Mortgagor, Adventure Three S.A. and Adventure Seven S.A., all of Majuro, Marshall Islands;

“Business Day” means a day on which the banks are open for business in Amsterdam and New York (whichever is applicable) for all kinds of business as contemplated herein and/or the Financial Agreement;

“DOC” means a document of compliance issued to an Operator in accordance with the ISM Code;

“Dollars” and “USD” means the lawful currency of the United States of America;

“Earnings” means all moneys whatsoever from time to time due or payable actually or contingently to the Mortgagor arising out of the use or operation of the Vessel, including without limitation all freight, hire and passage moneys, moneys arising under any contract or other agreement or arrangement with any operator, income arising under pooling arrangements, compensation payable to the Mortgagor as a result of, or otherwise in connection with, the requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, and all damages for breach, and all payments for, or otherwise in connection with any variation or termination of any charterparty, contract or other agreement or arrangement in respect of, or otherwise in connection with the employment of the Vessel;

“Environmental Approvals” means any and all consents, approvals, licences, permits, exemptions or authorisations required under applicable Environmental Laws;

“Environmental Claim” means:
(a)	any and all enforcement, clean-up, removal or other governmental, judicial or regulatory action or order or claim instituted or made pursuant to any Environmental Law or resulting from a Spill ; or

(b)	any claim made by any other party howsoever relating to a Spill;
“Environmental Incident” means any Spill:
(a)	from the Vessel;

(b)	from a vessel other than the Vessel in circumstances where:
(i)	the Vessel or the Mortgagor, the Operator or the Manager may be liable for Environmental Claims arising from the Spill (other than the Environmental Claims arising and fully satisfied before the date of this Mortgage); and/or

(ii)	the Vessel may be arrested or attached in connection with any Environmental Claim arising from such Spill;
“Environmental Law” means any and all national and international and state laws, rules, regulations, treaties, conventions and agreements whatsoever relating to the pollution or protection of human health or environment (including, without limitation the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“Environmentally Sensitive Material” means pollutions, contaminants, toxic substances, oil and its products and all hazardous substances and any other substance whose release into the environment is regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any one of the events of default specified and referred to in the Financial Agreement and/or clause 8;

“Facility” has the meaning given in recital (2) hereto;

“Financial Agreement” has the meaning given in recital (2) hereto;

“Insurances” means all policies and contracts of insurance, including without limitation all entries of the Vessel in a protection and indemnity or war risks association which are from time to time in place or taken out or entered into by or for the benefit of the Mortgagor in respect of, or otherwise in connection with, the Vessel and/or her Earnings or any part thereof and all the benefits thereof, including without limitation all claims of whatsoever nature and all return of premiums;

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (as amended, including any regulation issued thereunder), as adopted by the Assembly of the International Maritime Organisation on 4 November 1993 by resolution A.741 (18) and incorporated on 19 May 1994 as chapter IX of the Safety of Life at Sea Convention 1974;

“ISPS Code” means the International Ship and Port Facility Security Code (as amended, including any regulation issued thereunder), as adopted by the Assembly of the International Maritime Organisation;

“ISSC” means an international ship security certificate issued in respect of the Vessel in accordance with the ISPS Code;

“Major Casualty Amount” means USD 200,000 (two hundred thousand Dollars) or the equivalent thereof in any other currency;

“Management Agreement” means the agreement dated 1 July 2004 and made between the Mortgagor and the Manager regarding the management of the Vessel;

“Manager” means FREE BULKERS S.A. or such other manager of the Vessel as approved by the Mortgagee in writing;

“Material Adverse Change” means (a) any material adverse change in the business, assets, condition (financial or otherwise), operations, performance or prospects of the Mortgagor or any of the other Security Parties, (b) any material adverse effect on the ability of the Mortgagor or any of the other Security Parties to perform any of its obligations under any of the Security Documents to which it is a party or (c) any material adverse effect on the validity, binding nature, or enforceability of any of the Security Documents;

“Operator” means any entity who is at any time during the Security Period concerned in the operation of the Vessel and falls within the definition of “Company” set out in the ISM Code;

“Outstanding Indebtedness” means (a) the aggregate of all sums of money actual or contingent, present or future due by the Borrowers as joint and several obligors to the Mortgagee under or in connection with the Security Documents or any of them and (b) all costs and expenses incurred in connection with the Security Documents, including any taxes payable by the Mortgagee (other than on net profit), as well as any reasonable costs and expenses incurred by the Mortgagee in connection with the Mortgagor’s failure to comply with or fulfil any obligation under the Security Documents at the time and in the manner required, including collection charges, disbursements, fees of legal consultants and other experts and costs of proceedings, irrespective against whom brought;

“Overdraft I” has the meaning given in recital (2) hereto;

“Overdraft II” has the meaning given in recital (2) hereto;

“Overdraft III” has the meaning given in recital (2) hereto;

“Pollutant” means and includes oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws;

“Requisition Compensation” means all moneys or other compensation payable by reason of requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

“Roll-Over Loan” has the meaning given in recital (2) hereto;

“Security Documents” means the Financial Agreement, this Mortgage and any other such document as may be executed from time to time to secure and/or regulate the Outstanding Indebtedness;

“Security Interest” means a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment or other security interest or arrangement of any kind whatsoever;

“Security Parties” means the Borrowers and any other party to the Security Documents other that the Mortgagee at any relevant time;

“Security Period” means the period commencing on the date of this Mortgage and terminating on the date upon which all moneys payable or to become payable from time to time pursuant to the terms of the Financial Agreement, this Mortgage and/or any of the other Security Documents shall have been paid and discharged in full;

“SMC” means a safety management certificate issued in respect of the Vessel in accordance with the ISM Code;

“Spill” means any actual or threatened emission, spill, release or discharge of a Pollutant into the environment;

“Total Loss” means:
(a)	actual or constructive or compromised or arranged total loss of the Vessel;

(b)	requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

(c)	capture seizure arrest detention or confiscation of the Vessel by any government or entity or individual acting or purporting to act on behalf of any government unless the Vessel be released and restored to the Mortgagor from such capture seizure arrest detention or confiscation within thirty (30) days after the occurrence thereof;
“Vessel” means the Marshall Islands flag vessel “FREE DESTINY” with Official Number 2077, Call Sign V7GD8, gross tonnage approximately 16282, net tonnage approximately 9377, built in Varna Bulgaria, by Georgi Dimitrov and includes her engines, machinery, boats, tackle, outfit, equipment, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter required.

1.2	In clause 6.1:

“excess risks” means the proportion (if any) of claims for general average and salvage charges and under the Institute Collision Clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claims exceeding her insured value;

“protection and indemnity risks” means the usual risks (including pollution and a Freight Demurrage and Defence cover) covered by a protection and indemnity association including the proportion (if any) not recoverable in case of collision under the Institute Collision Clause;

“war risks” includes the risks of mines and all risks excluded from the standard form of English marine policy by the Institute War Exclusion Clause.

1.3	This Mortgage shall be read together with the Financial Agreement, but in the case of conflict between the two instruments the provisions of the Financial Agreement shall prevail in as far as it does not contravene the laws of the Marshall Islands.

1.4	In this Mortgage:
(a)	clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Mortgage;

(b)	unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

(c)	references to clauses and schedules shall be construed as references to clauses of and schedules to this Mortgage;

(d)	an “entity” shall be construed to include any firm, company, association, partnership (whether or not having separate legal personality), institution, government (local, national or supranational), state, agency or sub division thereof or international organisation;

(e)	reference to any document including this Mortgage shall be construed as reference to such document as amended supplemented or varied from time to time; and

(f)	the Mortgagee, the Mortgagor, the Borrowers, the Security Parties and any other entity or individual shall include their respective successors in title, estates and, in the event of an assignment permitted under this Mortgage, assignees.

2.	Representations and warranties

2.1	The Mortgagor hereby represents and warrants to the Mortgagee that:
(a)	Entitlement to grant Mortgage

it is fully entitled to grant this Mortgage and further to agree and perform the terms and conditions hereof and that such granting and performance will not cause the Mortgagor to be in breach of any agreement to which it is a party;

(b)	Ownership of Vessel

it is the sole, absolute, legal and beneficial owner of the Vessel;

(c)	Charter and sharing Earnings

the Vessel is not subject to any charter which, if entered into after the date of this Mortgage, would have required the consent of the Mortgagee under clause 6.1(k) and there is no existing agreement or arrangement whereby the Earnings may be shared with any other entity or individual;

(d)	Security Interest

the Vessel is not subject to any Security Interest (save as constituted by the Security Documents or otherwise permitted by the terms thereof); and

(e)	DOC, SMC and ISSC

the Operator has obtained and maintains a DOC (a true copy of which has been delivered to the Mortgagee) and has obtained and maintains a SMC and an ISSC (true copies of which have been delivered to the Mortgagee) in respect of the Vessel, all are in full force and effect and nothing has happened which might cause any of them to be withdrawn, suspended, cancelled or modified.
2.2	The Mortgagor hereby further represents and warrants to the Mortgagee that:

(a)	all applicable Environmental Laws and Environmental Approvals relating to the Vessel, its operation and management and the business of the Mortgagor (as now conducted and as reasonably anticipated to be conducted in the future) have been complied with;

(b)	no Environmental Claim has been made or threatened or is pending against the Mortgagor, the Manager or otherwise in connection with the Vessel and not fully satisfied; and

(c)	no Environmental Incident has occurred.
3.	Payment covenants

The Mortgagor hereby covenants duly to observe and perform all its obligations under the Financial Agreement in accordance with the terms and conditions thereof and in particular:
(a)	to repay the Facility by the instalments and on the dates referred to and otherwise in the manner and upon the terms set out in the Financial Agreement;

(b)	to pay interest on the Facility and on other moneys payable under the Financial Agreement at the rate or rates from time to time applicable thereto in the manner and upon the terms set out in the Financial Agreement;

(c)	to pay all other moneys payable by the Mortgagor under or in connection with the Security Documents or any of them at the times and in the manner therein specified.
4.	Charging Clause

4.1	In pursuance of the Financial Agreement and in consideration of the premises and by way of security for payment of the Outstanding Indebtedness and the performance of the obligations under the Financial Agreement, this Mortgage and the other Security Documents by the Borrowers as joint and several obligors, the Mortgagor as legal and beneficial owner with full title guarantee hereby mortgages and charges and agrees to mortgage and charge to and in favour of the Mortgagee all its right, title and interest (present and future) to and in the Vessel TO HAVE AND HOLD the same unto and in favour of the Mortgagee forever upon the terms set forth in this Mortgage to secure the

Outstanding Indebtedness and further to secure the performance and observance of and the compliance with the covenants, terms and conditions in the Financial Agreement, this Mortgage and the other Security Documents contained.

4.2	Notwithstanding anything to the contrary in this Mortgage it is not intended that any provision of this Mortgage shall waive the preferred status of this Mortgage and that if any provision or part thereof in this Mortgage shall be construed as waiving the preferred status of this Mortgage, then such provisions shall to such extent be void and of no effect.

4.3	The Mortgagor shall remain liable to perform all the obligations assumed by it in relation to the Vessel and the Mortgagee shall not be under any obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in event of any failure by the Mortgagor to perform its obligations in respect thereof.

5.	Continuing security and other provisions

It is declared and agreed that:
(a)	the security created by this Mortgage and the other Security Documents shall be held by the Mortgagee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all obligations of the Mortgagor under the Security Documents or any of them, express or implied;

(b)	the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Outstanding Indebtedness and shall be in addition to and shall not in any way prejudice or affect and may be enforced by the Mortgagee without prior recourse to the security created by any other of the Security Documents or by any other security now or hereafter held by the Mortgagee and shall not in any way be prejudiced or affected thereby or by the invalidity or unenforceability thereof or by the Mortgagee releasing, modifying or refraining from perfecting or enforcing any of the same or granting time or indulgence or compounding with any liable entity or individual;

(c)	all the rights, remedies and powers vested in the Mortgagee under this Mortgage shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee under any other of the Security Documents or at law (whether Marshall Islands or otherwise) and that all the powers so vested in the Mortgagee may be exercised from time to time and as often as the Mortgagee may deem expedient; and

(d)	the Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim or to take any action or to enforce any rights and benefits hereby assigned to the Mortgagee or to which the Mortgagee may at any time be entitled under this Mortgage.
6.	Covenants

6.1	The Mortgagor further covenants with the Mortgagee throughout the Security Period:
(a)	Insurance
(i)	Type of insurances

to insure and keep the Vessel insured at the expense of the Mortgagor against:
(A)	fire and usual marine risks (including excess risks);

(B)	war risks;

(C)	protection and indemnity risks (including pollution risks and a freight demurrage and defence cover); and

(D)	where the Vessel shall, at any time enter waters under the jurisdiction of the United States of America and/or the Exclusive Economic Zone (as defined in the United States Oil Pollution Act of 1990) and oil pollution liability risks in excess of the cover for oil pollution liability risks included within the cover for protection and indemnity risks;
and, at the option of the Mortgagee, either (i) to effect and keep effected, in the name and for the benefit of the Mortgagee, but at the expense of the Mortgagor or (ii) to reimburse the Mortgagee on demand for any and all costs incurred by it in effecting and maintaining such insurance in relation to the Vessel:

(E)	a mortgagee’s interest insurance; and

(F)	(where the Vessel shall, at any time enter waters under the jurisdiction of the United States of America and/or the Exclusive Economic Zone (as defined in the United States Oil Pollution Act of 1990)) an insurance against the possible consequences of pollution due to, without limitation, oil or any other substance involving the Vessel including, without limitation, the risk of expropriation or sequestration of the Vessel or the imposition of any Security Interest having priority over the Mortgage (“Mortgagee’s Interest Insurance — Additional Perils (Pollution)”);
(ii)	Currency and amounts

to effect and keep effected the Insurances (if not effected by the Mortgagee) in such amounts and in such currency and upon such terms and through such brokers (hereinafter called the “approved brokers”) and with such insurance companies, underwriters, war risks and protection and indemnity associations (hereinafter called the “approved associations”) as shall from time to time be approved in writing by the Mortgagee PROVIDED HOWEVER that the insurances against war risks and protection and indemnity risks may be effected by the entry of the Vessel with such war risks and protection and indemnity risks associations as shall from time to time be approved in writing by the Mortgagee and if so required by the Mortgagee (but without, as between the Mortgagor and the Mortgagee, liability on the part of the Mortgagee for premiums or calls) with the Mortgagee named as co-assured;

(iii)	Fleet cover

if any of the Insurances forms part of a fleet cover, to procure that the approved brokers and (as the case may be) the approved associations shall undertake to the Mortgagee that they shall neither set off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel such insurance in respect of the Vessel for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the Mortgagee;

(iv)	Renewals

at least fourteen (14) days before the relevant policies, contracts or entries expire, to notify the Mortgagee in writing of the names of the brokers and/or the war risks and protection and indemnity risks associations proposed to be employed by the Mortgagor for the purposes of the renewal of such insurances (subject to the Mortgagee’s approval of such brokers and/or associations) and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, (subject to compliance with any requirements of the Mortgagee pursuant to this clause 6.1(a)), to renew (or procure the renewal of) such Insurances at least ten (10) days before the relevant policies, contracts or entries expire and to procure that such brokers and (as the case may be) such associations will at least seven (7) days before such expiry confirm such renewals in writing to the Mortgagee;

(v)	Payments

punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce all relevant receipts or other evidence if and when so required by the Mortgagee;

(vi)	Guarantees, indemnities

to arrange for the execution of such guarantees or indemnities as may from time to time be required by or in connection with any protection and indemnity or war risks association or required by or in connection with a usual marine risks policy (including excess risks and war risks);

(vii)	Loss payable clause, notice of assignment

to procure that the interest of the Mortgagee shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in connection with the Insurances by means of a loss payable and notice of cancellation clause and a notice of assignment (signed by the Mortgagor) in such forms as from time to time required by the Mortgagee;

(viii)	Instruments of insurance

to procure that all instruments of the Insurances shall be deposited with the approved brokers and that such brokers shall (if so required by the Mortgagee) furnish the Mortgagee with pro forma copies thereof and a letter or letters of undertaking in such form as may from time to time be required by the Mortgagee;

(ix)	Letter(s) of undertaking

to procure that the protection and indemnity and/or war risks associations wherein the Vessel is entered shall (if so required by the Mortgagee) furnish the Mortgagee with a letter or letters of undertaking in such form as may from time to time be required by the Mortgagee;

(x)	Use of the Vessel

not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the instruments of the Insurances (including any warranties express or implied therein) without first obtaining the consent to such employment of the insurers and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

(xi)	Reimbursement

to reimburse to the Mortgagee on demand any costs or expenses incurred by the Mortgagee in obtaining (if and when so required by the Mortgagee) reports from an independent marine insurance broker appointed by the Mortgagee as to the adequacy of the insurances effected or proposed to be effected pursuant to this clause 6 and procure that there is delivered to such broker any and all such information in relation to such insurances as such broker may require;

(xii)	No consent, acts or omissions

not to make, do, consent or agree to any act or omission which would or might render any instrument of insurance invalid, void, voidable or unenforceable or render any sum paid thereunder repayable in whole or in part;

(xiii)	Co-operation with collecting insurance moneys

to do all things necessary and provide all documents, evidence and information to enable the Mortgagee to collect or recover any moneys which shall at any time become due in respect of the Insurances;

(xiv)	Application insurance moneys

to apply such sums receivable in respect of the Insurances other than in respect of a Total Loss and any major casualty (that is to say any casualty the claim in respect of which exceeds the Major Casualty Amount inclusive of any deductible) which shall be payable to the Mortgagee as are paid to the Mortgagor for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance moneys shall have been received;

(xv)	Voyage declaration

to make all such quarterly or other voyage declaration as may from time to time be required by the protection and indemnity risks association to maintain cover for trading (including, without limitation, trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990))

PROVIDED ALWAYS THAT the Mortgagee shall be entitled to review the requirements of this clause 6.1(a) from time to time in order to take account of significant changes in circumstances after the date of this Mortgage (such changes in circumstances include, without limitation, changes in the availability or the cost of insurance coverage). The Mortgagee may notify the Mortgagor in writing from time to time of any proposed modification to the requirements of this clause 6.1(a) which it deems appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Mortgagor as an amendment to this clause 6.1(a) and shall bind the Mortgagor accordingly;

(b)	Name and Registration

not to change the name of the Vessel and to keep the Vessel registered with full registration as a Marshall Island ship in the Republic of the Marshall Islands at the Port of Majuro in the name of the Mortgagor and not do or suffer to be done anything, or omit to do anything, the doing or omission of which could or might result in the Vessel being required to be registered otherwise than as a Marshall Islands ship in the Republic of Marshall Islands at the Port of Majuro and not to do or suffer to be done anything, or omit to do anything, the doing or omission of which could or might result in such registration being forfeited, terminated or imperilled and not to register the Vessel or permit its registration under any other name, flag or at any other port or with any other numbers without the prior written consent of the Mortgagee and to procure the renewal of such registration of the Vessel as a Marshall Islands ship with full registration at least one month before the same shall expire;

(c)	Operator
(i)	to comply and to procure that the Operator will comply with, and ensure that the Vessel and the Operator at all times comply with, the requirements of the ISM Code and the ISPS Code;

(ii)	immediately to inform and to procure that the Operator will inform the Mortgagee if there is any threatened or actual withdrawal, suspension, cancellation or modification of its or the Operator’s DOC, the Vessel’s SMC or the Vessel’s ISSC;

(iii)	promptly to inform and to procure that the Operator will promptly inform the Mortgagee upon the issue to the Mortgagor or the Operator of a DOC and to the Vessel of a SMC and an ISSC;

(d)	Employment

not knowingly to employ the Vessel or suffer its employment in any trade or business which is forbidden by international law or is otherwise illegal or in carrying illegal or prohibited goods or in any manner whatsoever which may render the Vessel or its cargo liable to condemnation in a Prize Court or to penalty, destruction, seizure or confiscation and in the event of any major political confrontation or hostilities (whether or not war shall have been formally declared) or during any civil war or insurrection, not to carry or permit to be carried on or in the Vessel any cargo that is or may be declared contraband of war or that may render the Vessel or its cargo liable to penalty, destruction, seizure, or confiscation unless special war risks policies previously approved by the Mortgagee shall have been effected prior to undertaking any such risk and to deliver the signed cover notes in respect thereof forthwith to the Mortgagee;

(e)	Encumbrances, sale or other disposal
(i)	not without the previous consent in writing of the Mortgagee to create or suffer the creation of any Security Interest on or in respect of the Vessel to or in favour of any entity or individual other than the Mortgagee;

(ii)	not without the previous consent in writing of the Mortgagee (and then only subject to such terms as the Mortgagee may impose) to sell agree to sell transfer or abandon or otherwise dispose of the Vessel or any share or interest therein;
(f)	Prevention of and release from arrest

to pay and discharge all debts and liabilities which may give rise to maritime statutory or possessory liens on the Vessel or to claims enforceable by actions in rem against the Vessel or similar process so as to keep her free from arrest or detention and in the event of arrest or detention of the Vessel being threatened or effected forthwith to notify the Mortgagee thereof and to take all steps and to make all payments necessary to obtain the release of the Vessel from such arrest or detention within thirty days from receiving notice thereof;

(g)	Repair and Class
(i)	to maintain the Vessel in her present class and to comply with the provisions of all regulations and requirements (statutory or otherwise) from time to time applicable to the Vessel and to comply with all class recommendations of its classification society in accordance with their terms; and

(ii)	to keep the Vessel in good and efficient state of repair and procure that all repairs to or replacement of any damaged, worn or lost parts or equipment are effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel;
(h)	Surveys

to submit the Vessel to such periodical or other surveys as may be required for classification purposes and if so required to supply to the Mortgagee copies of all survey reports issued in respect thereof;

(i)	Inspections

to permit the Mortgagee to inspect the condition of the Vessel at all reasonable and to give the Mortgagee sufficient notice whenever practicable of dry-dockings, surveys and major repairs so as to enable the Mortgagee’s surveyors or other entity or individual appointed by it to attend thereat and if so required to supply to the Mortgagee copies of survey reports on the Vessel;

(j)	Modification, Removal of Parts, Equipment owned by third parties not without the prior written consent of the Mortgagee to:
(i)	make any modification to the Vessel in consequence of which her structure, type or performance characteristics could or might materially be altered or her value materially reduced; or

(ii)	remove any material part of the Vessel or any equipment the value of which is such that its removal from the Vessel would materially reduce the value of the Vessel without replacing the same with equivalent parts or equipment owned by the

Mortgagor free from encumbrances; or

(iii)	install on the Vessel any equipment owned by a third party which cannot be removed without causing damage to the structure or fabric of the Vessel and not to permit any of the foregoing by any third party;
(k)	Chartering

not without the prior written consent of the Mortgagee, which shall not unreasonably be withheld, to:
(a)	let the Vessel on demise charter for any period; or

(b)	let the Vessel on time or consecutive voyage charter or otherwise dispose of the Vessel, except for a time or consecutive voyage charter agreement for a period which does not exceed or which by virtue of any optional extensions therein contained is not likely to exceed six (6) months’ duration; or

(c)	charter the Vessel on terms whereby more than three (3) months’ hire is payable in advance;
(l)	Information

to supply to the Mortgagee on request full information regarding the Vessel, her employment, position and engagements, particulars of all towages and salvages and copies of all charters and other contracts concerning the Vessel;

(m)	Notification of certain events

to notify the Mortgagee forthwith by letter or in case of urgency by telefax of any accident to the Vessel involving repairs the cost whereof is likely to exceed the Major Casualty Amount, of any occurrence whereby the Vessel has or is likely to become a Total Loss, of any actual or threatened arrest, detention, seizure, confiscation or requisition of the Vessel, of any requirement of insurers, classification society or any competent authority which is not immediately carried out and of any petition or notice or meeting to consider any resolution to dissolve wind-up or liquidate the Mortgagor;

(n)	Reimbursement

to pay to the Mortgagee on demand all moneys whatsoever which the Mortgagee shall or may expend be put to or become liable for in or about the protection maintenance or enforcement of the security created by this Mortgage and the other Security Documents or in or about the exercise by the Mortgagee of any of the powers vested in it hereunder or thereunder and to pay interest thereon at the default rate as per the Financial Agreement;

(o)	Costs

to pay on demand to the Mortgagee (or as it may direct) the amount of all investigation and legal expenses of any kind whatsoever stamp duties (if any) registration fees and any other charges incurred by the Mortgagee in connection with the preparation completion registration and discharge of the Security Documents or otherwise in connection with the Outstanding Indebtedness and the security therefor and to pay interest thereon at the default rate as per the Financial Agreement;

(p)	Manager

not without the previous consent in writing of the Mortgagee (and then only on and subject to such terms as the Mortgagee may impose) to appoint a manager of the Vessel other than the Manager or amend or terminate the Management Agreement;

(q)	Repairers’ liens

not without the previous consent in writing of the Mortgagee to put the Vessel into the possession of any entity or individual for the purpose of work being done upon her in an amount exceeding or likely to exceed the Major Casualty Amount, unless such entity or individual shall first have given to the Mortgagee and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or her Earnings for the cost of such work or otherwise;

(r)	Payment of outgoings and evidence of payment

promptly to pay all tolls dues and other outgoings whatsoever in respect of the Vessel and her Earnings and Insurances and to keep proper books of account in respect of the Vessel and her Earnings and as and when the Mortgagee may so require to make such books available for inspection on behalf of the Mortgagee and furnish satisfactory evidence that the wages allotments the premiums for social insurances and pension contributions of the master and crew are being regularly paid and that all deductions from crew’s wages in respect of Marshall Islands tax liability are being properly accounted for and that the master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

(s)	Notice on board Vessel

to carry a certified copy of this Mortgage with the Vessel’s papers on board and exhibit it on demand to any person having business with the Vessel or to any representative of the Mortgagee and to place and keep prominently displayed in the chartroom and in the master’s cabin of the Vessel a notice, printed in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches wide by nine inches high, framed, reading as follows:

“NOTICE OF MORTGAGE
This Vessel is covered by a SECOND PREFERRED SHIP MORTGAGE in favour of HOLLANDSCHE BANK-UNIE N.V. under the authority of Chapter 3 of the Maritime Act 1990 of the Republic of the Marshall Islands (as amended). Under the terms of said Mortgage, neither the Owner, any charterer nor the Master of the Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this vessel any lien whatsoever other than for crew’s wages or salvage.”; and

(t)	Libel

if a libel be filed against the Vessel or the Vessel be otherwise attached, levied upon or taken into custody by virtue of any legal proceedings in any Court, to promptly notify the Mortgagee thereof by telex or fax confirmed by a letter at its office as herein referred to and within thirty (30) days cause the Vessel to be released and all liens thereon to be discharged except for this Mortgage and promptly notify the Mortgagee within 48 (forty-eight) hours after is has become known to the Mortgagor of any average or salvage incurred by the Vessel.

6.2	Environmental Matters

The Mortgagor hereby further covenants with the Mortgagee that throughout the Security Period and unless the Mortgagee shall have otherwise agreed in writing it will:
(a)	comply, or procure compliance with, all Environmental Laws and Environmental Approvals relating to the Vessel, its operation or management and the business of the Mortgagor from time to time;

(b)	notify the Mortgagee forthwith upon:
(i)	any Environmental Claim being made against the Mortgagor, the Manager or otherwise in connection with the Vessel; and

(ii)	any Environmental Incident occurring; and
(c)	keep the Mortgagee advised, in writing on such regular basis and in such detail as the Mortgagee shall require, of the Mortgagor’s response to any such Environmental Claim or Environmental Incident.
7.	Powers of Mortgagee to protect security and remedy defaults

7.1	The Mortgagee shall without prejudice to its other rights and powers under this Mortgage and the other Security Documents be entitled (but not bound) at any time and as often as may be necessary to take any such action as it may in its discretion think fit for the purpose of protecting or maintaining the security created by this Mortgage (including, without limitation, such action as is referred to in clause 7.2) and each and every expense, liability, or loss (including, without limitation, legal fees) so incurred by the Mortgagee in or about the protection or maintenance of the said security together with default interest as per the Financial Agreement payable thereon shall be repayable to it by the Mortgagor on demand.

7.2	Without prejudice to the generality of clause 7.1:

(a)	if the Mortgagor does not comply with the provisions of the Mortgagee shall be entitled (but not bound) to effect or to replace and renew and thereafter to maintain the Insurances in such manner as in its discretion it may think fit and to require that all policies, contracts and other records relating to the Insurances (including details of any correspondence concerning outstanding claims) be forthwith delivered to such brokers as the Mortgagee may nominate and to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them and to take over or institute (if necessary using the name of the Mortgagor) all such proceedings in connection therewith as the Mortgagee in its absolute discretion may think fit and to permit the brokers through whom the collection or recovery is effected to charge the usual brokerage therefor; and

(b)	if the Mortgagor does not comply with the provisions of or any of them the Mortgagee shall be entitled (but not bound) to arrange for the carrying out of such repairs to and/or surveys of the Vessel as it deems expedient or necessary; and

(c)	if the Mortgagor does not comply with the provisions of or any of them the Mortgagee shall be entitled (but not bound) to pay and discharge all such debts, damages and liabilities and all such tolls, dues, taxes, assessments, charges, fines, penalties and other outgoings as are therein mentioned and/or to take any such measures as it deems expedient or necessary for the purpose of securing the release of the Vessel.
8. Events of Default

Upon the happening of any of the following events the Outstanding Indebtedness shall immediately become due and payable to the Mortgagee without notice and without the necessity of any Court declaration to the effect that an Event of Default has taken place:
(a)	Non-payment

any of the Security Parties shall fail to pay on the due date (or before the expiry of any grace period applicable thereto) any sum due under any Security Document; or

(b)	Misrepresentation

any representation or warranty made by any of the Security Parties in any Security Document or any notice, certificate or statement made or delivered hereunder or thereunder is or proves to have been incorrect in any material respect when made, or if replaced at any time during the continuance of this Mortgage with reference to the facts subsisting at such time, would no longer be correct and accurate in all material respects; or

(c)	Other obligations

any of the Security Parties defaults in the due performance and observance of any of the terms, undertakings or conditions of — or the due compliance with its obligations under — any Security Document and, if and only if such default other than set out under clause 8(a) is capable of remedy, such default is not remedied within 30 (thirty) days; or

(d)	Cross-default

any loan, debt, guarantee or other obligation constituting indebtedness of any of the Security Parties becomes due prior to its specified maturity by reason of default (unless such default is caused solely by the Vessel becoming a Total Loss) or is not paid when due or any of the Security Parties is otherwise in material breach of or default under any agreement, deed or mortgage under or pursuant to which such indebtedness was incurred unless in any such case the non-payment, breach or default is remedied within 30 (thirty) days; or

(e)	Distress

a distress or other execution is levied or sued out upon or against any part of the property of any of the Security Parties and is not discharged within 30 (thirty) days of having been so levied or sued out; or

(f)	Insolvency

any of the Security Parties suspends or threatens to suspend its operations or transfers or disposes of all or a substantial part of its undertakings or assets or transfers its business to another country or ceases to pursue its corporate objects or changes its corporate statute in any material way; or

(g)	any of the Security Parties (i) is unable or admits in writing its inability to pay its lawful debts as they mature, or (ii) makes a general assignment or pledge for the benefit of or a composition with its creditors; or

(h)	an application is made to, or any proceedings are commenced in or any order or judgement is given by any court for the liquidation, winding-up, reorganisation or reconstruction (where, in the opinion of the Mortgagee, such reorganisation or reconstruction might prejudice the Mortgagee’s position hereunder or under any of the Security Documents) of any of the Security Parties or for the appointment of a receiver, trustee, liquidator, administrator or administrative receiver or similar officer of any of the Security Parties or any part of its assets; or

(i)	any of the Security Parties is adjudicated bankrupt or insolvent or files a voluntary petition in bankruptcy or insolvency; or

(j)	Authorisation

any authorisation, approval, consent, licence, exemption, registration, notification or other requirement of any governmental or public body necessary for the validity, enforceability or legality of any Security Document or the performance thereof is not being obtained or, if obtained, ceases for any reason to be in full force and effect; or

(k)	Total Loss, change ownership or registration of the Vessel

the Vessel becomes Total Loss, there is any change in the ownership of the Vessel or the Vessel ceases to be registered under Marshall Islands flag; or

(l)	Change shareholder or control; material change of directorship or management without the prior written consent of the Mortgagee there is after the date hereof any change in the shareholding or control in or any material change in the directorship or management of any of the Security Parties; or

(m)	Breach or termination charterparty

the Mortgagor defaults in the performance of any charterparty of the Vessel in any material way or any charterparty of the Vessel terminates for any reason other than the due performance in accordance with its terms or as a result of a Total Loss; or

(n)	Unenforceability

any of the Mortgagee’s rights or powers of enforcement against or in respect of the Vessel under any Security Document becomes unenforceable; or

(o)	Unlawfulness

the due performance in accordance with its terms of any Security Document becomes illegal or impossible under the law of the country of incorporation of any party thereto; or

(p)	Change of law and governmental measure

the law or its interpretation changes or a governmental measure is taken which affects or may affect any of the Security Documents, and/or the underlying value thereof, and the parties to such documents and the Mortgagee shall not have reached within a reasonable period a written agreement adjusting the relevant provisions and/or securities, on such a basis that the position of the Mortgagee is not detrimentally affected; or

(q)	Material Adverse Change

a Material Adverse Change occurs, or any events or circumstances arise which, in the reasonable opinion of the Mortgagee, give grounds for belief that a Material Adverse Change will occur; unless such events or circumstances are capable of remedy and are remedied within 30 (thirty) days of the Mortgagee giving notice to any of the Security Parties; or

(r)	Other events of default

if the Outstanding Indebtedness becomes immediately due and payable to the Mortgagee in accordance with the provisions of the Financial Agreement or any of the other Security Documents.

9. Enforceability and Mortgagee’s powers

Upon the happening of any Event of Default the Mortgagee shall become forthwith entitled to enforce the security created by this Mortgage without prior notice and in any manner available to it and in such sequence as the Mortgagee may in its absolute discretion prefer and when it may see fit to put into force and to exercise all or any of the rights powers and remedies conferred upon mortgagees by law and/or possessed by it as mortgagee and chargee of the Vessel by virtue of this Mortgage and in particular (without limiting the generality of the foregoing):
(a)	to take possession of the Vessel;

(b)	to require that all policies, contracts, certificates of entry and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be forthwith delivered to such brokers as the Mortgagee may nominate;

(c)	to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them or in respect of the Earnings or any Requisition Compensation and to take over or institute (if necessary using the name of the Mortgagor) all such proceedings in connection therewith as the Mortgagee in its absolute discretion thinks fit and to permit the brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

(d)	to discharge compound release or compromise claims against the Mortgagor in respect of the Vessel which have given or may give rise to any charge or lien on the Vessel or which are or may be enforceable by proceedings against the Vessel;

(e)	to terminate any charterparty in respect of the Vessel without being responsible for any loss thereby occurred;

(f)	to sell the Vessel or any share therein with or without prior notice to the Mortgagor and with or without the benefit of any charterparty or other contract for her employment by public auction or private contract at such place and upon such terms as the Mortgagee in its absolute discretion may determine with power to postpone any such sale and without being answerable for any loss occasioned by such sale or resulting from postponement thereof;

(g)	to manage, insure, maintain and repair the Vessel and to employ or lay up the Vessel in such manner and for such period as the Mortgagee in its absolute discretion deems expedient and for the purposes aforesaid the Mortgagee shall be entitled to do all acts and things incidental or conducive thereto and in particular to enter into such arrangement respecting the Vessel her insurance management maintenance repair classification and employment in all respects as if the Mortgagee was the owner of the Vessel and without being responsible for any loss thereby incurred;

(h)	to recover from the Mortgagor on demand any such losses as may be incurred by the Mortgagee in or about the exercise of the power vested in the Mortgagee under sub-clause (g) of this clause with interest thereon at the default rate as per the Financial Agreement from the date when such losses were incurred by the Mortgagee until the date of payment whether before or after any relevant judgment;

(i)	to recover from the Mortgagor on demand all expenses payments and disbursements incurred by the Mortgagee in or about or incidental to the exercise by it of any of the powers aforesaid together with interest thereon at the default rate as per the Financial Agreement from the date when such expenses payments or disbursements were incurred by the Mortgagee until the date of payment whether before or after any relevant judgment
PROVIDED ALWAYS that (i) the Mortgagee shall not be liable as mortgagee in possession in respect of the Vessel to account or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection therewith for which a mortgagee in possession may be liable as such and (ii) upon any sale of the Vessel or any share therein by the Mortgagee pursuant to sub-clause (f) of this clause the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has arisen in the manner herein provided and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

10. Application of Moneys

Upon the happening of any Event of Default the Mortgagee shall become forthwith entitled as and when it may see fit to apply any amounts received by it from the Mortgagor and the Mortgagee shall similarly be entitled to apply any amounts received by it in respect of:
(a)	sale of the Vessel or any share therein;

(b)	recovery under the Insurances;

(c)	any Earnings or moneys received pursuant to the provisions of clause 9.(g);

(d)	any Requisition Compensation,
in the manner as specified in the Financial Agreement.

11. Omissions or Delay

No delay, indulgence or omission of the Mortgagee to exercise any right power or remedy vested in it under the Security Documents or any of them shall in any way prejudice or impair such right power or remedy or be construed as a waiver of or as acquiescence in any default by the Mortgagor and in event of the Mortgagee at any time agreeing to waive any such right power or remedy such waiver shall be revocable by the Mortgagee at any time and the right power or remedy shall thereafter be again exercisable as though there had been no such waiver.

12. Delegation of Powers

The Mortgagee shall be entitled at any time and as often as may be expedient to delegate all or any of the powers and discretions vested in it by the Security Documents or any of them (including the powers vested in it by virtue of clause 7.2(a) and clause 14) in such manner upon such terms and to such entities or individuals as the Mortgagee in its absolute discretion may think fit.

13.	Indemnity

13.1	The Mortgagor hereby agrees and covenants to indemnify the Mortgagee against all losses actions claims expenses demands obligations and liabilities whatsoever and whensoever arising which the Mortgagee may incur in respect of, in relation to or in connection with the Vessel or otherwise, howsoever, in relation to or in connection with any of the matters dealt with in the Security Documents or any of them.

13.2	The Mortgagor hereby agrees and undertakes to indemnify the Mortgagee on demand against all losses, actions, claims, expenses, demands, obligations and liabilities sustained or incurred as result of or in connection with any Environmental Claim being made against the Mortgagee or otherwise howsoever arising out of any Environmental Incident.

14.	Power of Attorney

14.1	The Mortgagor, by way of security and in order more fully to secure the performance of the Mortgagor’s obligations under this Mortgage, hereby irrevocably appoints the Mortgagee as its attorney during the Security Period for the purposes of:
(a)	doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Mortgagor itself could do, execute, sign or register in relation to the Vessel (including without limitation, transferring title to the Vessel to a third party and deleting the Vessel from the Marshall Islands Ships Registry); provided, however, that such power shall not be exercisable by or on behalf of the Mortgagee until this Mortgage shall have become immediately enforceable pursuant to clause 9; and

(b)	executing, signing, perfecting, doing and (if required) registering every such further assurance document, act or thing as is referred to in clause 15.
14.2	The exercise of such power as is referred to in clause 14.1(a) by or on behalf of the Mortgagee shall not put any entity or individual dealing with the Mortgagee upon any enquiry as to whether this Mortgage has become enforceable nor shall such entity or individual be in any way affected by notice that this Mortgage has not become enforceable and, in relation to both clauses 14.1(a) and 14.1(b), the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

15.	Further Assurance

The Mortgagor hereby further covenants at its own expense from time to time to execute, sign, perfect, do and (if required) register any such further assurance, document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually mortgaging and charging the Vessel or perfecting the security constituted or intended to be constituted by the Security Documents.

16.	Total amount;

For the purpose of recording this Mortgage as required by Chapter 3 of the Maritime Act, 1990 of the Marshall Islands (as amended), the total amount of this Mortgage is USD 34,600,000 (thirty-four million six hundred thousand United States Dollars) together with interest thereon, fees, commissions and performance of mortgage covenants, and the discharge amount is the same as the total amount.

17.	Partial Invalidity

If at any time any one or more of the provisions in this Mortgage is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Mortgage shall not be in any way affected or impaired thereby.

18.	Notices

18.1	Any notice or other communication under or in connection with this Mortgage shall be in writing and delivered by hand or sent by facsimile, by courier, or by registered mail to:
the Mortgagor: — ADVENTURE TWO S.A. — c/o FREE BULKERS S.A. — Akti Miaouli 93 — Piraeus 185 382 — Greece — telephone: +30 210 4528770 — fax: +30 210 4291100 the Mortgagee:
— HOLLANDSCHE BANK-UNIE N.V.
— Coolsingel 104
— 3011 AG Rotterdam
— the Netherlands
or
— P.O. Box 249
— 3000 AE Rotterdam
— the Netherlands
— telephone: +31 10 2820282
— fax: +31 10 2820399.
18.2	Any such notice or other communication shall be deemed to have been duly given or made as follows:
(a)	if sent by personal delivery, upon delivery at the address of the relevant party;

(b)	if sent by courier service or registered mail three (3) Business Days after the date of dispatch; and

(c)	if sent by facsimile, when dispatched.
Any communication by facsimile sent by the Mortgagor to the Mortgagee shall be confirmed by letter if so required by the Mortgagee.

19.	Law and jurisdiction

19.1	This Mortgage shall be governed by and construed in accordance with the laws of the Marshall Islands.

19.2	Subject to clause 19.3, the courts of Rotterdam, the Netherlands shall have exclusive jurisdiction in relation to all matters which may arise out of or connection with this Mortgage with the exclusion of any other court of law.

19.3	For the exclusive benefit of the Mortgagee the Mortgagor agrees that the Mortgagee reserves the right to commence proceedings in relation to any matter which arises out of or in connection with this Mortgage in the courts of any place in the Netherlands other than Rotterdam or any country other than the Netherlands and which have jurisdiction to that matter.

19.4	In this clause 19 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

19.5	The Mortgagor hereby agrees that any writ, judgment or other notice of process shall be sufficiently and effectively served on it, if served on it at the address specified in clause 18.1.
IN WITNESS whereof the Mortgagor has caused this Mortgage to be duly executed the day and year first written.

SIGNED	)
by:	)
as attorney-in-fact for	)
ADVENTURE TWO S.A.	)
in the presence of:	)